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                                                                  EXHIBIT 23.5




                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Security First Technologies Corporation:


We consent to incorporation by reference in the Joint Prospectus/Proxy Statement and the Registration Statement on Form S-4 of our report dated February 4, 1999, relating to the consolidated balance sheets of Security First Technologies Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which report appears in the December 31, 1998, annual report on Form 10-K of Security First Technologies Corporation. We also consent to the reference to our firm under the heading "Experts" in the prospectus.


                                          /s/ KPMG LLP


Atlanta, Georgia
July 12, 1999